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                                                                       EXHIBIT 5



                                 March 2, 1998



Post Properties, Inc.
Suite 2200
3350 Cumberland Circle
Atlanta, Georgia 30339

     Re:  Post Properties, Inc. - Common Stock

Ladies and Gentlemen:

     We have acted as counsel for Post Properties, Inc., a Georgia corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 3,500,000 Shares of Common Stock (plus 500,000 shares of Common Stock subject to an over-allotment option granted by the Company to the underwriters) (the "Shares") pursuant to a Prospectus Supplement dated February 26, 1998 (the "Prospectus Supplement").

     In connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied upon statements and representations of representatives of the Company and of public officials.

     This opinion is limited in all respects to the federal laws of the United States of America and the laws of the State of Georgia and New York, and no opinion is expressed with respect to the laws of any other jurisdiction of any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

     Based upon the foregoing, and the other limitations and qualifications set forth herein, we are of the opinion that:

          (i) The Company is a corporation validly existing and, based solely on a certificate of the Secretary of State of the State of Georgia, in good standing under the laws of the State of Georgia;

          (ii) Upon the issuance and sale of the Shares as described in the Prospectus Supplement, such shares will be validly issued, fully paid and nonassessable.

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Post Properties, Inc.
March 2, 1998
Page 2



     The opinions set forth above are subject, as to enforcement, to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, and
(ii) general equitable principles (regardless of whether enforcement is considered in proceeding in equity of law).

     This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts of circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent. We hereby consent to the references to our firm under the caption "Legal Matters" in the Prospectus Supplement and the accompanying Prospectus.

                                        Very truly yours,

                                        KING & SPALDING